Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
PROFESSIONALLY MANAGED PORTFOLIOS
FUND SERVICING AGREEMENT

THIS AMENDMENT effective as of the last date on the signature block, to the Fund Servicing Agreement dated as of August 10, 2023, as amended (the “Agreement”), is entered into by and between PROFESSIONALLY MANAGED PORTFOLIOS, a Massachusetts business trust (the “Trust”), and U.S. BANCORP FUND SERVICES LLC, a Wisconsin limited liability company (“Fund Services”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund and fee schedule to the Agreement; and
WHEREAS, Section 13(F) of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.
NOW, THEREFORE, the parties agree as follows:
1.    The Exhibit for Otter Creek Advisors, LLC attached hereto, is hereby added to the Agreement.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

PROFESSIONALLY MANAGED PORTFOLIOS	U.S. BANCORP FUND SERVICES LLC

By: /s/ Craig Benton	By: /s/ Jason Hadler

Name: Craig Benton	Name: Jason Hadler

Title: Treasurer, Vice President	Title: Senior Vice President

Date: 4/29/24	Date: 5/9/2024

Exhibit for Otter Creek Advisors, LLC
to the
Professionally Managed Portfolios Fund Servicing Agreement

Name of Series

Otter Creek Focus Strategy ETF

Fund Start-up & Registration Services Project Fee Schedule
Regulatory Administration Service Proposal - In support of external legal counsel
(Subject to services provided; if applicable)
$ ___ per project - first ETF
Negotiated Fee - subsequent ETFs

Above fees are applicable when all new funds are registered in same statutory prospectus.
(Excludes Trust counsel fee; subject to services provided, if applicable)
Additional Regulatory Administration Services
■    Drafting SEC exemptive order application for required relief Negotiated fee
Ongoing Annual Regulatory Administration Services
Add the following for regulatory administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
■    $___ for first three active or inactive funds in same statutory prospectus
■    $___ for each additional active or inactive fund in the same statutory prospectus

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
■    Postage, if necessary
■    Federal and state regulatory filing fees
■    Expenses from Board of Trustee meetings
■    Third party auditing
■    EDGAR/iXBRL filing
■    All other Miscellaneous expenses

Fund startup and registration services project fee is paid for by the adviser and not the Fund(s). This non-refundable fee is not able to be recouped by the adviser under the expense waiver limitation or similar agreement. Fund startup and registration fees are billed 50% following the selection of U.S. Bank and 50% 75 days after the preliminary registration statement is filed with the SEC.

Base Fee for Accounting, Administration, Transfer Agent & Account Services

The following reflects the greater of the basis point fee or annual minimum where Otter Creek Funds (the "Adviser") acts as investment adviser to the fund(s) in the Professionally Managed Portfolios Trust.
Annual Minimum per Fund¹    Basis Points on Trust AUM¹
$___ for Funds 1-4     5 on the first $___
$___ for Funds 5-9     4 on the next $___
$ ___ for Funds 10 and above     3 on the next $___
    2 on the balance

See APPENDIX A for Services and Associated Fees in addition to the Base Fee
See APPENDIX B for OPTIONAL Supplemental Services and Associated Fees

¹ Subject to annual CPI increase - All Urban Consumers - U.S. City Average index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement's 12-month period beginning with the Fund's launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, Adviser would owe U.S. Bank up to 50% of $___ ($___ admin/acct/ta + $___ Custody + $___ Distributor).

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX A - Accounting, Administration, Transfer Agent & Account Services (in addition to the Base Fee)
Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)

■    $___ - Listed Instruments and rates which may include but are not limited to: Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
■    $___ - Lower Tier Cost Fixed Income Instruments which may include but are not limited to: Domestic Corporate, Governments and Agency Bonds, Mortgage Backed Securities, and Municipal Bonds
■    $___ - Higher Tier Cost Fixed Income Instruments which may include but are not limited to: CMO and Asset Backed Securities, Money Market Instruments, Foreign Corporates, Government and Agency Bonds, and High Yield Bonds.
■    $___ - Bank Loans
■    $___ Intraday money market funds pricing, up to 3 times per day
■    $___ per Month Manual Security Pricing (>25 per day)

■    Derivative Instruments are generally charged at the following rates:
●    $___ - Interest Rate Swaps, Foreign Currency Swaps
●    $___ - Swaptions
●    $___ - Credit Default Swaps

Note: Prices are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Prices do not include set-up fees which may be charged on certain derivative instruments such as swaps. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security types, such as CLOs CDO and complex derivative instruments, which may result in additional swap setup fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements
Corporate Action Factor Services

Fee for ICE data used to monitor corporate actions

■    $___ per Foreign Equity Security per Month
■    $___ per Domestic Equity Security per Month
■    $___ per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
■    $___ for the ETFS 1-5 (subject to Board review and approval)
■    $___ for each ETF over 5
■    $___ per sub-adviser per fund (capped at $___ per sub-adviser over the fund complex)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Per adviser relationship, and subject to change based upon board review and approval.

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
■    $___ per security per month for fund administrative
SEC Modernization Requirements
■    $___ per year, per Fund - Form N-PORT
■    $___ per year, per Fund - Form N-CEN
Section 15(c) Reporting
■    $___ per fund per standard reporting package*
■    Additional 15c reporting is subject to additional charges
■    Standard data source - Morningstar; additional charges will apply for other data services

*Standard reporting packages for annual 15(c) meeting
●    Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
●    Performance reporting package: Peer Comparison Report
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: Charges associated with accelerated effectiveness at DTCC SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly

APPENDIX B - OPTIONAL Supplemental Services for Fund Accounting, Fund Administration & Portfolio Compliance (provided by U.S. Bank upon client request)
Daily Compliance Services
■    $___ per fund per year - Base fee
■    $___ per fund group - Setup
Section 18 Daily Compliance Testing (for derivatives and leverage)
■    $___ set up fee per fund complex
■    $___ per fund per month
C- Corp Administrative Services
■    $___ plus U.S. Bank Fee Schedule - 1940 Act C-Corp
■    $___ plus U.S. Bank Fee Schedule - 1933 Act C-Corp
Controlled Foreign Corporation (CFC)
■    $___ plus U.S. Bank Fee Schedule
Fees for Special Situations:
■    Fee will be assessed.
Customized delivery of data:
■    TBD
Core Tax Services
M-1 book-to-tax adjustments at fiscal and excise year-end, prepare tax footnotes in conjunction with fiscal year-end audit, Prepare Form 1120-RIC federal income tax return and relevant schedules, Prepare Form 8613 and relevant schedules, Prepare Form 1099-MISC Forms, Prepare Annual TDF FBAR (Foreign Bank Account Reporting) filing, Prepare state returns (Limited to two) and Capital Gain Dividend Estimates (Limited to two).
Optional Tax Services
■    $___ per year - Prepare book-to-tax adjustments & Form 5471 for Controlled Foreign Corporations (CFCs)
■    $___ per additional estimate - Additional Capital Gain Dividend Estimates - (First two included in core services)
■    $___ per additional return - State tax returns - (First two included in core services)
Tax Reporting - C-Corporations
Federal Tax Returns
■    $___ - Prepare corporate Book to tax calculation, average cost analysis and cost basis role forwards, and federal income tax returns for investment fund (Federal returns & 1099 Breakout Analysis)
■    Included in the return fees - Prepare Federal and State extensions (If Applicable)
■    $___ Per estimate - Prepare provision estimates
State Tax Returns

■    $___ per state return - Prepare state income tax returns for funds and blocker entities
●    $___ per state return - Sign state income tax returns

Assist in filing state income tax returns- Included with preparation of returns
■    $___ per fund - State tax notice consultative support and resolution

Fees are calculated pro rata and billed monthly

Adviser’s signature below is solely in acknowledgment of the above fee schedule.

Otter Creek Advisors, LLC

By: _______________________________
Name:
Title:
Date: